EX-99.p.13

Income Research + Management

Employee Code of Ethics for Personal
Investments and Insider Trading Policy

July 14, 2022

Table of Contents

INTRODUCTION

Am I subject to these rules?	1

RULES FOR EVERYONE

1. Acknowledging your acceptance of the rules	2

2. Complying with Federal Securities Laws	2

3. Reporting violations to IR+M Compliance	2

4. Pre-clearing political contributions and payments to foreign officials	2

5. Disclosing all Covered Accounts and holdings in Covered Securities	3

6. Disclosing new accounts and transactions in Covered Securities	3

7. Opening new Covered Accounts while at IR+M	4

8. Pre-Clearing trades in Covered Securities	5

9. Pre-clearing gifts and entertainment	7

10. Getting approval to trade in Covered Accounts owned by others	8

11. Complying with the 60-day rule	9

12. Pre-clearing outside activities	11

13. Complying with IR+M Policy on Insider Trading	11

14. Limitations on disclosure to IR+M Non-Access Shareholders	11

ADDITIONAL RULE FOR PORTFOLIO MANAGERS ONLY

1. Failing to recommend a trade for a Portfolio	13

HOW WE ENFORCE THESE POLICIES	14
i

Introduction

This Employee Code of Ethics for Personal Investments and Insider Trading (“Code”) is designed to ensure that employees of Income Research + Management (“IR+M”) understand and honor their fiduciary duty towards IR+M’s clients and investors while placing the interests of IR+M’s clients and investors above their own. This fiduciary responsibility applies to all client portfolios that IR+M acts as an investment adviser, as well as to all of the investment companies (registered and unregistered investment companies) advised, sub-advised, or managed by IR+M (collectively, “Portfolios”). This fiduciary duty also means never taking unfair advantage of your relationship to the Portfolios or IR+M in attempting to benefit yourself or another party, and it means never acting in a way that interferes or conflicts with the operation of the Portfolios or IR+M’s business. Any behavior that violates your fiduciary duty—or that even gives the appearance of doing so—could harm IR+M’s business and reputation.

Because no set of rules can anticipate every possible situation, it is important that you follow the rules in the Code not just in letter, but also in spirit. Any activity that compromises IR+M’s integrity, even if it doesn’t expressly violate a rule, has the potential to be construed as a violation and may result in scrutiny or further action from IR+M Compliance.

All information obtained from you under this Code will normally be kept in strict confidence by IR+M and IR+M Compliance, except that reports of transactions and other information obtained from you may be made available to the U.S. Securities and Exchange Commission or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation, or to the extent considered appropriate by IR+M Compliance. In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected IR+M clients.

Am I subject to these rules?

Yes. The Code applies to all full-time IR+M Employees, part-time employees, interns, and temporary employees. “IR+M Employees” may also include temporary employees from agencies and, in some circumstances, independent contractors.

Some rules may also apply to other people whose relationship to you makes them a “Covered Person.” A Covered Person includes:

●	You

●	Your spouse, or a domestic partner[1] who shares your household

●	Any of your children, stepchildren, and grandchildren, parents, step-parents, grandparents, siblings, parents-, children-, or siblings-in-law (whether related by blood, adoption, or marriage) if such person: (i) shares your household, and (ii) is supported financially by you

●	Anyone else deemed by IR+M Compliance to be a Covered Person

WHAT DO I HAVE TO DO?

1 A domestic partner may arise from situations including; the filing of documentation with a government agency declaring a domestic partnership; or, those created by signing an affidavit for purposes of receipt of employment benefits.

1

1.	Acknowledge your acceptance of the rules

When you start working at IR+M, and again each year after that, you’re required to acknowledge your acceptance of the Code and its rules.

TO DO: If you are a new Employee: ● Submit the Code Acknowledgment Form within 10-days of your hire If you are a current Employee: ● Submit the Code Acknowledgment Form prior to the stated deadline

2.	Comply with Federal Securities Laws

In addition to complying with the rules in this Code, you also need to comply with certain Federal Securities Laws2.

3.	Report violations to IR+M Compliance

If you become aware of any violation of the Code, whether committed by you or others, you must promptly report the violation to IR+M Compliance.

TO DO: ● Promptly notify IR+M Compliance of any actual or perceived violation of the Code

IR+M Compliance will keep confidential the identity of the person reporting a violation and no retaliation is permitted against someone who reports a violation.

4.	Pre-clearing political contributions and payments to foreign government officials

Pay-to-Play Rules and the Foreign Corrupt Practice Act prohibit certain entities from making payments to government officials and candidates for office. Please refer to IR+M’s Pay-to-Play/FCPA Compliance Policy for additional information.

TO DO:

Prior to you or your Covered Persons making a political contribution to any domestic public officials or candidate, or payment to any foreign official, you must first obtain pre-clearance from IR+M Compliance.

5.	Disclose Covered Accounts and holdings in Covered Securities

2 Federal Securities Laws include, but are not limited to, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, certain provisions of the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all rules established under these Acts.

2

All Employees must disclose information about their Covered Accounts and Covered Securities.

A “Covered Account” is:

●	Any security account that holds, or has the potential to hold, securities; and

●	You or a Covered Person has actual or potential investment control over the security account and/or benefits financially from the security account.

A “Covered Security” is:

●	Any type of equity or debt security

●	Any rights to acquire, dispose of or otherwise relating to the security

●	Put and call options

●	Warrants and convertible securities

●	Any other derivative instrument based on a security

●	Shares of mutual funds and Exchange Traded Funds (ETFs) advised or sub-advised by IR+M

A “Covered Security” does NOT include:

●	Direct obligations of the United States government

●	Money market instruments (i.e., bankers’ acceptances, bank CDs, commercial paper, high quality short-term debt instruments, and repurchase agreements)

●	Shares of money market funds

●	Shares of mutual funds not advised or sub-advised by IR+M

●	Transactions in units of a Unit Investment Trust if invested exclusively in unaffiliated Funds

●	Transactions in ETFs not sub-advised by IR+M

TO DO:

New Employees:

Within 10-days of your hire or of being notified that the Code applies to you:

●

Arrange for duplicate copies of all your trade confirmations and monthly Covered Account statements to be sent to IR+M Compliance

●

Complete and submit an Initial Holdings Report showing all of your and your Covered Persons’ Covered Accounts and holdings of Covered Securities. If you don’t have anything to report, please use the Initial Holdings Report to tell us so.

●

The information contained in the Initial Holdings Report must be no older than 45 days from your date of hire or of being notified that the Code applies to you.

Current Employees:

Annually, complete and submit an Annual Holdings Report by a date specified by IR+M Compliance. The Annual Holdings Report will require you to show all of your and your Covered Persons’ Covered Accounts and holdings of Covered Securities. If you don’t have anything to report, please use the Annual Holdings Report to tell us so. The information contained in the Annual Holdings Report must be no older than 45 days

3

from the date the report was submitted.

6.	Disclosing new Accounts and transactions in Covered Securities

At the end of each calendar quarter, you need to disclose to IR+M Compliance new Covered Accounts opened by you or your Covered Persons during the quarter, as well as transactions in Covered Securities you or your Covered Persons made during the quarter.

TO DO:

Complete a Quarterly Transaction Report by the earlier of the date specified by IR+M Compliance or no later than 30 days after the end of each calendar quarter. The Quarterly Transaction Report will ask if you or your Covered Persons opened a new Covered Account during the quarter and/or transacted in Covered Securities. If you or your Covered Persons did not open a new Covered Account or transacted in Covered Securities, please use the Quarterly Holdings Report to tell us.

7.	Opening Covered Accounts while at IR+M3

While at IR+M, if you open a new Covered Account, it must be maintained at an IR+M approved broker.

TO DO:

●

Ask IR+M Compliance to provide you with a list of IR+M-approved brokers

●

Open new Covered Accounts at an IR+M-approved broker

●

Report newly opened Covered Accounts on the next Quarterly Transaction Report

Exceptions

With approval from IR+M Compliance, you or a Covered Person can open a Covered Account at a financial institution other than an IR+M approved broker if any of the following apply:

●

It contains only securities that can’t be transferred

●

It exists solely for products or services that are unlike any that an IR+M-approved broker provides or advises

●

It exists solely because your Covered Persons’ employer also prohibits external Covered Accounts

●

It is managed solely by a third-party registered investment adviser

●

It is associated with an ESOP (employee stock option plan) or an ESPP

3 This requirement does not apply to part-time or temporary employees, interns, and independent contractors.

4

(employee stock purchase plan) in which a related Covered Person is the participant

●

It is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company in which regularly scheduled investments are made or planned

●

It is required by a trust agreement

●

It is associated with an estate of which you are the executor, but not a beneficiary, and your involvement with the account is temporary

●

The holdings are maintained in a retirement plan or other defined benefit or defined contribution plan that prohibits the transfer of these holdings to an IR+M-approved broker

●

You can show that transferring the holdings would create a significant hardship

TO DO:

●

Contact IR+M Compliance for permission to maintain an external Covered Account

●

Provide a current statement for each external Covered Account

●

For DPPs, and ESPPs (if applicable) provide the investment schedule to which regular investments are being made or will be made

8.	Pre-Clearing trades in Covered Securities

You need to pre-clear trades in Covered Securities to reduce the possibility of conflicts between trades you personally make and trades made by Portfolios. When you apply for pre-clearance, you’re not just asking for approval – you’re guaranteeing that you:

●	Don’t have any Inside Information on the security you want to trade

●	Are not using knowledge of actual or potential Portfolio trades to benefit yourself or others

●	Believe the trade is available to other investors on the same terms

●	Will provide any relevant information requested by IR+M Compliance

Rules relating to pre-clearance

You and Covered Person must pre-clear all proposed orders to buy or sell a Covered Security. It’s important to understand these rules before requesting pre-clearance:

●

You have to apply for pre-clearance the same day you want to trade and prior to placing the trade

●

Pre-clearance approval is only good for one day. If you don’t use it that day, it expires

●

Place day orders only (orders that automatically expire at the end of the trading session). Good-till-cancelled orders (orders that stay open indefinitely until the market price of a security reaches a specified price) are generally not permitted

●

Check the status of all orders at the end of the day and cancel any open

5

orders. If you or a Covered Person leaves an order open and it’s executed the next day (or later), it will generate a violation

●

Unless an exception applies or IR+M Compliance determines otherwise, these pre-clearance rules apply to all your Covered Accounts, including accounts at an IR+M-approved broker and any other brokerage accounts

Prohibited Trades

You or your Covered Persons may not transact in any Covered Security that is:

●

Issued by a client for a period of fifteen (15) days after you meet with that client

●

Purchased or sold on behalf of a Portfolio within the previous five (5) business days. This provision does not apply to simultaneous execution of personal accounts managed by IR+M and client trades in an aggregated order

Prohibited Trading Activities

●

Short selling

●

Using derivatives to circumvent the rules

●

Participating in an investment club or similar entity

●

Using your knowledge of transactions in Portfolios to profit by the market effect of those transactions

●

Influencing any Portfolio to act for the benefit of any other party other than the Portfolio itself (e.g., influence a Portfolio trade decision in order to affect that security’s price or to advance your own interests or the interests of a third party seeking to have a business relationship with IR+M)

●

Attempting to defraud a Portfolio or the market

Exceptions

With the prior approval of IR+M Compliance, there are a few situations where you may be permitted to trade without pre-clearing:

●

Trades in a Covered Account that is professionally managed by a third party

●

Trades made through an automatic, regular program that has been disclosed to and approved by IR+M Compliance

●

The receipt or delivery of any gift of a Covered Security

●

When you can show repeated rejection is causing a significant hardship

TO DO: ● Notify Compliance of any accounts that are professionally managed by a
6

third party.

TO DO: To avoid errors and possible sanctions, use these step-by-step instructions to apply for pre-clearance:
1.	Sign-on to Compliance Science’s Personal Trading Control Center (“PTCC”)

2.	In your Employee Work Center, click “Trade Request” under the “Pre-clearance” tab

3.	Read the instructions

4.	Enter the transaction type (buy or sell)

5.	Enter the approximate quantity of the transaction

6.	Look-up and enter the Covered Security you want to trade

7.	If your transaction is not a market buy or sell and something like a limit order, please provide information about the trade in the “Additional Info” box. Use this box to provide any other relevant information about the trade

8.	Submit your request and await approval / denial from IR+M Compliance

9.	Check the status of your order at the end of the day and cancel any orders that have not been filled

Pre-clearance requests will expire at the close of business on the day the request was submitted. If you do not execute your trade within this window, please submit another preclearance request when you are ready to execute your transaction.

9.	Pre-clearing gifts, gratuities, and entertainment

You must report all entertainment, gratuities, or gifts offered to or received from broker-dealers and/or union officials. If you believe other entertainment or gifts offered or received present the appearance of a conflict of interest, please bring it to the attention of IR+M Compliance.

You or your Covered Persons may not seek or accept gifts, favors, preferential treatment or special arrangements of material value from any third-party (including brokers, dealers, investment advisers, banks, financial institutions or other suppliers of goods or services to IR+M), on behalf of itself or its clients as it relates to the Portfolios.

You may NOT accept:

●

Gifts that exceed $100 from the same source during the same calendar year

●

Entertainment of a recurring nature from the same source, or total entertainment from all sources that is deemed to be excessive by IR+M Compliance

●

The cost of transportation to, and lodging and meals while in, a place outside

7

the Boston Metropolitan area, unless the receipt of these items has been approved in advance by IR+M Compliance

You MAY accept:

●

Occasional dining conducted for business purposes

●

Occasional attendance at theater, sporting or other entertainment events

●

Occasional social events conducted for business purposes

●

Gifts that do not exceed $100 from the same source during the same calendar year

TO DO:

To avoid errors and possible sanctions, use these step-by-step instructions to apply for pre-clearance:

1.    Sign-on to Compliance Science’s PTCC

2.    In your Employee Work Center, click “Gifts & Entertainment Request” under the “Pre-clearance” tab

3.    Read the instructions

4.    Enter the appropriate information to the best of your ability

5.    Submit your request and await approval / denial from IR+M Compliance

10.	Getting approval to trade in Covered Accounts owned by others

You or your Covered Persons can’t exercise trading authority over any account that is not a reported Covered Account. With prior approval from IR+M Compliance, you can maintain and exercise trading authority over an account owned by a member of your family, even if it doesn’t fall under the definition of Covered Account. An example of trading in a Covered Account owned by others is serving as an executor of an estate.

Once approved, the account will be subject to the same reporting and pre-clearance rules as your Covered Accounts, and its owner(s) will be considered Covered Person(s).

TO DO:

If you are a new Employee

●

Take immediate steps to terminate any authority you may have to trade Covered Securities in a non-Covered Account

●

To request an exception from this rule, submit a request to IR+M Compliance. Don’t direct any trades in the account without written approval from IR+M Compliance

If you are a current Employee:

●

If you want to trade in an account that may qualify for an exception, submit a

8

request to IR+M Compliance. Don’t execute any trades in the account until you get written approval from IR+M Compliance.

11.	Complying with applicable trading limits: the 60-day rule

Excessive personal trading is strongly discouraged. Any trade you submit for pre-clearance will be matched against any previous purchase or sale of the same Covered Security. If the Covered Security was purchased or sold within the previous sixty (60) days of the current pre-clearance request, and you are seeking to take the opposite side of the previous trade, your pre-clearance request will be denied and you will not be allowed to purchase or sell that particular Covered Security.

Exceptions

This rule doesn’t apply to the following:

●

Transactions made in a Covered Account that is professionally managed by a third-party investment adviser who has discretionary trading authority. To take advantage of this exception, you need written approval in advance from IR+M Compliance

12.	Pre-clearing outside activities

To avoid any actual or perceived conflict of interest, you need to get advance approval to participate in certain activities outside of your employment at IR+M. Outside activities that need to be pre-clearance include:

●	Serving as a director, trustee, or board member of an unaffiliated company or organization

●	Serving as a trustee, executor, custodian or other fiduciary, or as a private investment adviser or counselor, for any outside account. This includes serving as an executor of an estate

●	Becoming involved in consultations or negotiations for corporate financing, acquisitions, or other transactions for outside companies or organizations

●	Any employment for compensation at an outside entity

TO DO: Request approval from IR+M Compliance prior to participating in any covered activities

13.	Complying with IR+M’s Policy on Insider Trading

The following is IR+M’s policy on Insider Trading and “Inside Information.” Inside Information means information about a company that is both “material” and “nonpublic.” This policy applies if you obtained the Inside Information as part of your job, or elsewhere. This policy also applies to any use of information obtained during your employment with IR+M, even if that occurs after your employment has ended. Insider trading laws impose severe sanctions for violations, and IR+M takes very seriously the need to ensure compliance with the insider trading laws and its own policies.

9

In order to understand and comply with this policy, you need to understand two definitions. These definitions are “material” and “nonpublic.”

Material

Information is “material” if there’s a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decision, or if the information could reasonably be expected to affect the price of the security. The information doesn’t need to be so important that it would have changed the investor’s decision to buy or sell.

Some examples of material information include:

●

Dividend changes

●

Earnings estimate (or changes to earnings estimates)

●

Significant merger and acquisition proposals or agreements

●

Major litigation

●

Extraordinary management developments

Nonpublic

Information is “nonpublic” when it has not been circulated in a manner making it available to others. Information is “public” when it has been made available to others by means such as national business and financial news services (e.g., Dow Jones, Bloomberg or Reuters), and national news services (e.g., Associated Press, New York Times or Wall Street Journal). These are only examples and information may become public in other ways.

If you are ever in doubt if information you may have is “material” or “nonpublic,” do not trade in any security issued by the company in question and do not disclose that information to anyone else. Please contact, in person, IR+M’s Chief Compliance Officer who will advise you whether the information is Inside Information.

How may you come into possession of Inside Information?

You may come into possession of Inside Information in a variety of ways. Some examples include:

●	In the course of seeking IR+M’s agreement with a proposed corporate action, the issuer may disclose Inside Information that it believes would be pertinent to IR+M’s evaluation of that proposed action

●	In a discussion with an issuer, you may learn information about the issuer that is Inside Information

●	You may learn Inside Information through personal sources, such as your spouse, whose company is involved in a transaction, or even from overhearing elevator conversations
10

The fact that you have learned Inside Information does not mean that you have done anything wrong. In fact, there are situations where you could learn Inside Information about a public company as a necessary part of performing your job. At the same time, where you do not need Inside Information in order to do your job, you should try to avoid receiving it.

What to do when you acquire Inside Information?

TO DO:

1.   IMMEDIATELY CONTACT IR+M’S CHIEF COMPLIANCE OFFICER IN PERSON

If you believe you have “Inside Information,” contact IR+M’s Chief Compliance Officer (“CCO”) in person. Do NOT tell anyone else about the information, including your colleagues or manager.

The CCO will give you instructions as to what you should do. Those instructions might include the following:

●

You may be told the information isn’t Inside Information and that you’re free to trade securities issued by the company in question, or disclose the information to others

●

You may be told the information is Inside Information and you may not disclose the information to anyone else without clearance from the CCO

●

You may be asked to sign a confidentiality letter or to follow additional procedures intended to prevent you from communicating the Inside Information to others

●

A code name for the project or company may be designated. Once a code name is designated, that code name is to be used in all written or oral communications on the subject

2.   DON’T TRADE IN ANY SECURITIES OF THE ISSUER

If you have Inside Information about a company, don’t trade any security of that company until you’re informed that you are free to do so. This applies to you and your Covered Persons’ Covered Accounts and the Portfolios. If you believe the Inside Information has become public information or that it is no longer Material, contact the CCO. However, do not trade until you have received clearance to do so.

3.   DON’T RECOMMEND ANY SECURITIES OF THE ISSUER

Do not recommend to anyone else that they trade, or refrain from trading, any securities of the issuer. Recommendations are prohibited even if you do not disclose the Inside Information.

4.   DON’T DISCLOSE THE INFORMATION TO ANYONE ELSE

To avoid disabling IR+M and other Employees from trading in securities of an issuer when only one Employee has Inside Information, it’s often necessary to create information barriers to “wall off” those who know from those who don’t know the information. Without information barriers, the knowledge of one Employee could be imputed to IR+M as a whole. To avoid this, please following the below procedures:

11

●

Do not tell your manager

●

Do not tell other employees, including those who you believe need to know the information in order to do their jobs.

●

Do not tell anyone else outside of IR+M, including accountants, employees, or directors of the issuer.

5.   TAKE OTHER STEPS TO PROECT THE CONFIDENTIALITY OF INSIDE INFORMATION

Don’t leave documents containing Inside Information at copiers, in conference rooms, or in any other place where they could be viewed by others. When such documents are not being used, please follow these helpful tips:

●

Store them in a secure location

●

Shred or discard in secure locked disposal bin

●

Use passwords or other means to limit access to computer material containing Inside Information

●

Do not discuss Inside Information in public places, such as social gatherings, hallways, open office areas, elevators, restaurants, trains, taxi cabs, other public transportation, or places where you might be overheard

Sanctions

Violations of this policy may also constitute violations of insider trading laws. Penalties for violating applicable laws and regulations are severe, and may include substantial fines against those who misuse Inside Information, against their supervisors and management, and against IR+M. Other sanctions possibly include jail sentences, industry bars, or a combination of these sanctions.

If you violate this policy, whether or not your conduct violates insider trading laws, you will be subject to disciplinary action by IR+M up to and including termination.

14.	Limitations on disclosure to IR+M Non-Employee Shareholders

Do not disclose to any Non-Employee Shareholder nonpublic information regarding trading activities or investment recommendations of any Portfolio. If you believe that this information has become public, you should contact IR+M Compliance and receive an express clearance from the CCO before disclosing such information to Non-Employee Shareholders.

* * *

12

ADDITIONAL RULES FOR PORTFOLIO MANAGERS, TRADERS, and ANALYSTS

Failing to recommend a trade for a Portfolio

Employees who have responsibility for managing Portfolios (e.g., portfolio managers, traders, and analysts) cannot refrain from recommending or trading a suitable security for a Portfolio in order to avoid an actual or apparent conflict of interest with a transaction in that same security in one of your Covered Accounts.

TO DO:

Any time a Portfolio Manager receives directly from an issuer material information about that issuer that is publicly available, you must check to see if that information has been disclosed to IR+M. If not, you must communicate that information to IR+M Compliance before you trade any securities of that company in a Covered Account.

* * *

13

HOW WE ENFORCE THIS CODE

IR+M Compliance reviews all materials it receives in conjunction with the Code. If these reviews turn-up information that is incomplete, questionable, or potentially in violation of the rules of the Code, IR+M Compliance will investigate the matter and may contact you.

IR+M takes all Code violations seriously. You should be aware that other securities laws and regulations not addressed by the rules in this Code may also apply to you, depending on your role at IR+M.

This Code reflects IR+M’s desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but those situations involving even the appearance of conflicts of unethical conduct. All IR+M Employees’ and their Covered Persons’ actions and activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of our position of trust and responsibility.

Sanctions

If it is determined that you or any of your Covered Persons has violated the rules in this Code, IR+M Compliance, or another appropriate party, may take action. Sanctions for violations of this Code may include:

●	A written warning

●	A written note to your HR Personnel File

●	Revocation of personal trading activity

●	Imposition of fines

●	Suspension of employment

●	Demotion

●	Termination of employment

●	Referral to civil or criminal authorities

Fines

In light of the above listed sanctions, IR+M Compliance may assess the following minimum fines for the following violations:

Personal Transaction Violations

Failure to pre-clear a personal transaction will normally result in a fine, you having to reverse the trade and bear all costs in doing so, and a written note to your HR Personnel File. Fines will be assessed as follows:

●    First offense: up to $500

●    Second offense: up to $1,000

●    Third offense: up to $5,000

14

Pre-clearance Violations

Failure to pre-clear or report the following activities will normally result in a fine up to $500 and a written note to your HR Personnel File:

●

Outside business or fiduciary activities

●

Receipt of gifts or entertainment

●

Payments to foreign government officials

●

Political contributions

Reporting Violations

Failure to provide all required Code reports and related documentation within the stated deadlines will normally result in a fine up to $500 and a written note to your HR Personnel File.

The above referenced monetary fines must be donated to a charity of your choice. You must provide written confirmation and proof of payment.

Exceptions

If you believe you qualify for an exception to the rules in this Code, you need to get prior approval from IR+M Compliance. The way to request an exception is discussed in the text of the relevant rules of this Code. However, if you believe that you have a situation that warrants an exception and it is not discussed in this Code, please submit a written request to IR+M Compliance. Your request will be considered by IR+M Compliance in consultation with members of IR+M Senior Management, if appropriate, and you will be notified of the outcome.

Nature of these rules

These rules create an obligation of all IR+M Employees and their Covered Persons to IR+M and its Client’s Portfolios. These rules, however, are not a promise or contract, and may be modified at any time by IR+M Compliance. IR+M Compliance also retains the discretion to decide if any rule applies to a specific situation, how it should be interpreted, and any resulting sanction.

Legal information

This Code has been adopted by IR+M to: (1) comply with the provisions of Rule 17j-1 under the Investment Company Act of 1940, and the provisions of Rules 204A-1, 204-2(a)(12), and 204(a)(13) under the Investment Advisers Act of 1940; and (2) prevent violations of insider trading laws. IR+M is required to provide a copy of this Code, and any amendments to it, to all employees covered under it.

15